As filed with the Securities and Exchange Commission on March 10, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________
ESTERLINE TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	13-2595091
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 108th Avenue NE
Bellevue, Washington 98004
(425) 453-9400
(Address, including zip code, and telephone number, including area code of principal executive offices)

ESTERLINE TECHNOLOGIES CORPORATION 2004 EQUITY INCENTIVE PLAN
(Full title of the plan)

ROBERT W. CREMIN
Chairman, President and Chief Executive Officer
Esterline Technologies Corporation
500 108th Avenue NE
Bellevue, Washington 98004
(425) 453-9400
(Name, address and telephone number, including area code, of agent for service)

______________________
Copies to:

ANDREW BOR
Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, Washington 98101-3099
(206) 359-8000

______________________

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to Be Registered(1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.20 per share, under the Esterline Technologies Corporation 2004 Equity Incentive Plan(5)	1,849,500	$27.27(3)	$50,435,865.00(3)	$6,390.22(4)

(1)

Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such equity incentive plan as the result of any dividend or similar adjustment of the Registrant's outstanding Common Stock.

(2)

The Registrant suspended its Amended and Restated 1997 Stock Option Plan (the "1997 Plan") with respect to issuances of new stock option grants thereunder, effective March 3, 2004, and adopted a new plan, the 2004 Equity Incentive Plan (the "2004 Plan"), effective as of March 3, 2004. Pursuant to the terms of the 2004 Plan, up to 682,000 shares previously available for issuance but not issued or subject to outstanding options under the 1997 Plan (the "Unissued Option Shares") may now be issued under the 2004 Plan, and up to 1,210,250 shares subject to outstanding options under the 1997 Plan that cease to be subject to such options, other than by reason of exercise or settlement of the options to the extent they are

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exercised for or settled in shares (the "Unexercised Option Shares"), will no longer be available for issuance under the 1997 Plan but will be available for issuance under the 2004 Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933. The calculation of the registration fee is based upon a share price of $27.27, which was the average of the high sales price ($27.60) and the low sales price ($26.93) of the Registrant's Common Stock on March 4, 2004.

(4)

Registration fees of $908.21, $2,597.05 and $3,968.00 were previously paid by the Registrant in connection with registration statements No. 333-103846, No. 333-62650 and No. 333-43843 previously filed by the Registrant in connection with the 1997 Plan (the "1997 Plan Registration Statements"). Of such registration fees, an amount of $6,390.22 relating to an aggregate of 1,849,500 shares of the Registrant's Unissued Option Shares and Unexercised Option Shares is being carried forward from the 1997 Plan Registration Statements, pursuant to Instruction E to Form S-8.

(5)	Includes associated preferred share purchase rights. Prior to the occurrence of certain events, such rights will not be evidenced or traded separately from the Common Stock.

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PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

      The following documents filed with the Securities and Exchange Commission (the "Commission") by the Registrant are hereby incorporated by reference into this Registration Statement:

            (a)  The Registrant's Annual Report on Form 10-K for the year ended October 31, 2003, filed on December 17, 2003, which contains audited financial statements for the most recent fiscal year for which such statements have been filed.

            (b)  The description of the Registrant's common stock contained in the Registrant's Registration Statement on Form 8-A, as amended, filed on December 12, 2002 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in the Registrant's Current Report on Form 8-K filed on January 26, 2001, including any amendments or reports filed for the purpose of updating such description.

      All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF COMMON STOCK.

      Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

      Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the

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fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under standards set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine, that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

      Section 145 of the DGCL further provides that, to the extent a director or officer of a Delaware corporation has been successful in the defense of any action, suit or proceeding referred to in subsections 145(a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such person or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

      Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

      Article Eighth, Section 1 of the Registrant's Restated Certificate of Incorporation provides that, to the fullest extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such Article Eighth shall not adversely affect any right or protection of a director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

      Article Eighth, Section 2 of the Registrant's Restated Certificate of Incorporation requires indemnification of officers and directors to the fullest extent permitted under Delaware law. Subject to any restrictions imposed by Delaware law, the Restated Certificate of Incorporation provides an unconditional right to indemnification for all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person entitled to indemnification in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director or officer of the Registrant or that, being or having been a director or officer or an employee of the Registrant, such person is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including an employee benefit plan. However, board approval is required with respect to indemnification for any proceeding initiated by a person entitled to indemnification. Section 2 of Article Eighth also provides that the Registrant may, by action of its board of directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

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      The Registrant's officers and directors are covered by insurance (with certain exceptions and limitations) that indemnifies them against losses for which the Registrant grants them indemnification and for which they become legally obligated to pay on account of claims made against them for wrongful acts committed before or during the policy period. Additionally, the Registrant's outside directors are covered by a similar insurance policy.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

      Not applicable.

ITEM 8. EXHIBITS.
EXHIBIT NO.	DESCRIPTION

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Esterline Technologies Corporation 2004 Equity Incentive Plan (incorporated by reference to Annex B of the Registrant's Definitive Proxy Statement on
Schedule 14A, filed on February 3, 2004)

ITEM 9. UNDERTAKINGS.

A.   The undersigned Registrant hereby undertakes:

      (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

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            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

      (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 9th day of March, 2004.

ESTERLINE TECHNOLOGIES CORPORATION
By:	/s/ Robert W. Cremin

Robert W. Cremin
Chairman, President and Chief Executive
Officer

POWER OF ATTORNEY

      Each person whose individual signature appears below hereby authorizes Robert W. Cremin and Robert D. George, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 9th day of March, 2004.
Signature		Title

/s/	Robert W. Cremin	Chairman, President and Chief Executive Officer
(Principal Executive Officer)
Robert W. Cremin

/s/	Robert D. George	Vice President, Chief Financial Officer, Secretary and
Treasurer (Principal Financial and Accounting Officer)
Robert D. George

/s/	Richard R. Albrecht	Director

Richard R. Albrecht

/s/	Lewis E. Burns	Director

Lewis E. Burns

/s/	Ross J. Centanni	Director

Ross J. Centanni

/s/	John F. Clearman	Director

John F. Clearman

/s/	Robert S. Cline	Director

Robert S. Cline

/s/	Anthony P. Franceschini	Director

Anthony P. Franceschini

/s/	Jerry D. Leitman	Director

Jerry D. Leitman

/s/	James L. Pierce	Director

James L. Pierce

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INDEX TO EXHIBITS
EXHIBIT NO.	DESCRIPTION

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Esterline Technologies Corporation 2004 Equity Incentive Plan (incorporated by reference to Annex B of the Registrant's Definitive Proxy Statement on Schedule 14A, filed on
February 3, 2004)

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